SALES AGREEMENT

           THIS AGREEMENT is made and entered into this 28 day of April, 2014 (the "Effective Date") by and between I-Minerals USA, Inc., an Idaho corporation, whose address is P.O. Box 809, Hayden, ID 83835 (hereinafter "Seller") and Pre-Mix, Inc., a Washington corporation, whose address is 6901 SR 270, Pullman, WA 99163 (hereinafter "Buyer").

RECITALS:

           WHEREAS, Seller produces certain tailings (the "Product") on its property in the State of Idaho, described on Mineral Lease E410013 in Latah County, Idaho (hereinafter the "Property") and desires to dispose of the Product from such Property; and

           WHEREAS, Buyer desires to purchase the Product from Seller and use all or portions of the same in Buyer's products;

           NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties mutually agree as follows:

           1.  Product. Seller agrees to provide to Buyer the Product as such Product becomes available. The Product includes all tailings and related materials as designated by Seller on the Property. Said Product is located on the Property for reasonable access by Buyer. It is understood that Seller shall be under no obligation to produce or make available any fixed volume of Product material to Buyer. Buyer may purchase up to 30,000 tons of the Project per calendar year.

           2.   Price. Buyer shall pay to Seller the sum of S$ 0.50 per ton for all Product made available under this Agreement. The renewal rates, if any, shall be mutually agreed in good faith by the parties.

           3.         Payment Terms.

                     a.         Payment for such the Product shall be based upon net weight.

                     b.   All such Product shall be weighed at the Buyer certified scale(s) located at their Property. Records of weights shall be submitted to Seller on a monthly basis.

                     c.   Buyer shall be invoiced for all such Product on a monthly basis. Payment shall be made to Seller not later than thirty (30) days after the end of the month for which an invoice is made. A late payment fee of $250.00 per month per invoice shall be due and payable for all payments not paid within such thirty (30) day period. Further, interest shall be charge on all late payments at the lesser of eighteen percent (18%) per annum, compounded monthly, or the highest rate allowed by applicable law

SALES AGREEMENT

           4.         Term.

                     a.          The initial term of this Agreement shall be from the Effective Date until December 31, 2018, unless terminated sooner as provided herein.

                     b.   The parties may extend this Agreement by mutual consent for a period of two (2) years following the initial term.

                     c.   In the event that either party is in breach of this Agreement, the party alleging such breach shall notify the other party in writing and specify the acts or omissions in breach. The breaching party shall have ten (10) days to cure such breach or satisfactorily respond to circumstances contained in the notice, failure to do so will entitle the non-breaching party to terminate this Agreement immediately thereafter.

           5.         Product Removal.

                     a.          Except as otherwise provided herein, the removal and disposition of the Product shall be at the sole cost and expense of Buyer.

                     b.   The removal of the Product by Buyer shall be between the months of May and November.

                     c.   Buyer's personnel may enter on property owned, leased , operated or with respect to which Seller has any type of license or other type of right of entry. Seller hereby grants to Buyer a revocable, limited license to access such property, subject to the terms and conditions of this agreement, and any other agreement or restriction regarding such property. Buyer agrees that this agreement does not obligate Seller to provide a license to access to such property. Access shall only be with the knowledge and approval of a cognizant Seller employee and for valid business reasons. Buyer shall notify the all agencies that request or require notification regarding its activities, schedule and /or plans related to this agreement, including, without limitation, appropriate personnel of the Idaho Department of Lands office(s) in Deary, Idaho.

                     d.   Buyer shall be responsible for the safety of its employees, and all other persons who may be affected by Buyer, and for the protection of the equipment and all materials to be incorporated therein, and all applicable laws, ordinances, rules, regulations, and order of any public authority having jurisdiction for the safety of persons or property.

                     e.   Seller is the permittee under a permit entitled "Mining and Reclamation Plan, Idaho Department of Lands Mineral Lease 9276" (the "Permit"). Buyer shall comply with all terms and condition s of the Permit.

                     f.   Seller has implemented a Storm Water Pollution Prevention Plan ("SWPPP") which is a requirement of the National Pollution Discharge Elimination System ("NPDES"). The SWPPP regulates water quality. Seller's SWPPP permit tracking number is IDR05CU73. Buyer shall comply with all terms and conditions of Seller's SWPPP permit.

SALES AGREEMENT	2

           6.  Intended Use. It is understood that Buyer shall be solely responsible for utilization of the Product obtained under this Agreement. The intended use of such material is as an ingredient in Buyer's products.

           7.  Assumption of Risk. Buyer hereby assumes all risks involved in the hauling, transportation, stock piling, or other disposal of any Product obtained under this Agreement.

           8.        Insurance. Buyer shall maintain during the term of this agreement and shall provide to Seller prior to accessing Seller property certificate(s) of insurance evidencing;

                     a.         Worker's Compensation Coverage-Statutory Limitation 1,000,000.00

                     b.         General Liability (Contractor's General Liability) $2,000,000.00

                     c.         Automobile Liability $1,000,000.00

Buyer shall name Seller as an additional insured on Buyer's applicable insurance. Such insurance certificates must be issued by a company or companies acceptable to Seller, and must provide for thirty (30) days written notice to Seller prior to modification, non-renewal or cancellation. Buyer agrees to waive any rights of subrogation which it may have against Seller.

           9.   Release. Buyer, and its agents, employees, contractors, officers, directors, and any other related or affiliated party (together the "Releasing Parties") hereby release Seller and its assignees, transferees, principals, heirs, partners, officers directors, employees, servants, attorneys and representatives (the "Released Parties") from, and waive any and all cl aims with respect to, any and all action, suits and costs, of whatever nature, character or description, whether known or unknown, anticipated or unanticipated, which the Releasing Parties may have or ma y hereafter have or claim to have, against the Released Parties by reason of entering on or occupying any property or premises of the Released Parties, or otherwise for any matter related to this agreement (herein called the "Release"). In furtherance of this intention, the releases herein shall be and remain in effect as full and complete general releases notwithstanding only action or omission by any of the Released Parties.

           10.  Indemnification. Buyer agrees to indemnify, defend and hold Seller harmless from and against any claim, demand, loss, liability, or expense which may arise or be connected in any way, directly or indirectly, with the Product obtained under this Agreement, including the sale or use of any article or product containing such Product material.

           11.      No Warranties.

                     a.  SELLER MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR ANY OTHER MATTER WITH RESPECT TO THE PRODUCT. ALL WARRANTIES OF ANY TYPE OR KIND, EXPRESS OR IMPLIED, ARE HEREBY DISCLAIMED.

                     b.         Buyer accepts such Product in as "AS-IS" condition.

SALES AGREEMENT	3

           12.  Default and Remedies. In the event of a default, each party shall have available all rights and remedies at law and/or in equity. All remedies shall be cumulative and not alternative.

           13.  Business Relationship. Buyer shall perform this Agreement as an independent contractor. Nothing contained herein shall be construed to be inconsistent with this relationship or status. Buyer shall be solely and exclusively responsible for all labor expenses, payroll taxes, worker" compensation, medical benefits or any other expenses in connection with this Agreement. It is understood that Buyer shall maintain sole control over the manner and means of performing this Agreement.

           14.  Arbitration. The parties shall endeavor to resolve any disputes in an amicable manner. Should their good faith efforts fail, the parties agree that their dispute shall be resolved through final and binding arbitration. From a list of five (5) or seven (7) arbitrators provided by the American Arbitration Association or Federal Mediation and Conciliation Service, the parties shall alternately strike until one (1) arbitrator has been selected. The fees and expenses of the arbitrator shall be equally shared by the parties. The decision of the arbitrator may be enforced in any competent court having jurisdiction of the party over whom enforcement is sought.

           15.  Assignment. Buyer shall not assign or transfer the obligations or responsibilities contained herein at any time during the term of the Agreement without the prior written consent of Seller, which may not be withheld, delayed or denied in Seller's sole discretion.

           16.  Waiver. The failure of either party to require the performance of any of the terms herein, or the waiver by either party of any breach of this Agreement, shall neither prevent a subsequent enforcement of such term nor be deemed a waiver of any subsequent breach.

           17.  Modification. This Agreement shall not be modified, altered, or amended except in writing signed by the parties.

           18.  Binding Effect. The terms and conditions contained herein shall be binding upon and inure to the benefit of the parties, and to their respective heirs, executors, successors, and assigns.

SALES AGREEMENT	4

           IN WITNESS WHEREOF, the parties have executed the Agreement on the day and year first above written.

SELLER:	BUYER:

I-Minerals USA, Inc., an Idaho corporation	Pre-Mix, Inc., a Washington corporation

By: /s/ Thomas Conway Name: Thomas Conway Title: CEO & President	By: /s/ Jesse Espy Name: Jesse Espy Title: General Manager

SALES AGREEMENT	5